Exhibit 10.4

November 15, 2010

DVB GROUP MERCHANT BANK (ASIA) LTD.

77 Robinson Road 30-02

Singapore

Attention: Martijn van Tuyl

Facsimile: +65 6511 0700

RE:          Loan Agreement dated as of January 16, 2008 (as amended, the “Loan Agreement”) among, inter alia, the parties named therein as Borrowers (the “Borrowers”), the parties named therein as Guarantors, the banks and financial institutions named therein as Lenders, the banks and financial institutions named therein as Swap Banks, and DVB Group Merchant Bank (Asia) Ltd. as Facility Agent (in such capacity, the “Facility Agent”) and Security Trustee

Reference is hereby made to (i) the Loan Agreement and (ii) the Letter Agreement dated as of September 30, 2010 (the “Forbearance Letter”) whereby the Credit Parties agreed subject to the conditions therein to forbear from exercising any of the rights or remedies arising from the Specified Events of Default as provided therein.  Capitalized terms defined in the Loan Agreement and not otherwise defined herein are used herein as therein defined.

In order to allow time for TBS International, plc and its affiliates to work with their various lenders (including the lenders party to the Loan Agreement) towards a mutually agreeable solution on their outstanding indebtedness, we hereby request that the Credit Parties extend the period under which they agreed to forbear from exercising any of the rights or remedies arising from the Specified Events of Default available to them under the Finance Documents or under applicable law (all of which rights and remedies are hereby expressly reserved by the Credit Parties) until the earlier of (i) the occurrence of a Forbearance Termination Event and (ii) 12:01 a.m. E.S.T. on January 13, 2011 (the “Forbearance Extension Period”).

Such forbearance in respect of the Credit Parties’ rights and remedies under the Finance Documents is conditioned upon and subject to TBS International plc and/or their applicable subsidiaries and affiliates having entered into amendments, waivers, forbearances or other modifications on or before November 15, 2010 in respect of each of the other loan facilities listed on Schedule 1 hereto, deferring and/or forbearing until no earlier than December 29, 2010 any rights of the respective creditor parties under such loan facilities arising as a result of the Payment Suspension.  In connection with your agreement hereunder, TBS International, plc agrees to pay a fee to the consenting Credit Parties in an amount of 0.05% of such Credit Parties’ total outstanding loan amount under the Loan Agreement.

Subject to the conditions precedent stated in the preceding paragraph and subject to the other terms and conditions set forth above, by counter-signing this letter the Facility Agent, for itself and on behalf of the other Credit Parties, agrees:

(i)            during the Forbearance Extension Period, the following minimum cash liquidity covenant shall replace the existing minimum cash liquidity covenant contained in the Bank of America Facility Financial Covenants:

“For each calendar week ending during the Forbearance Extension Period, permit the aggregate daily closing balance of Qualified Cash of the Loan Parties to be less than $15,000,000 on the last business day of any week or on average in any week, of which a minimum average balance of $5,625,000 must be deposited with Bank of America, N.A.”

; and

(ii)           to forbear from exercising any of the rights or remedies arising solely from the Specified Events of Default (which shall include (in addition those identified in the Forbearance Letter) defaults arising from the suspension of payments by TBS International, public limited company and its affiliates of certain scheduled principal installments owing in respect of Indebtedness of such persons during the Forbearance Extension Period, as more particularly described on Schedule 1 hereto) on the terms set forth in the Forbearance Letter, as modified by the terms above.

[Remainder of page intentionally left blank]

Very truly yours,

TBS INTERNATIONAL, PLC

		By:	/s/ Ferdinand V. Lepere
Name: Ferdinand V. Lepere
Title: Senior Executive Vice President and Chief Financial Officer

Acknowledged and Agreed,

DVB GROUP MERCHANT BANK (ASIA) LTD.,
As Facility Agent, for and on behalf of itself and the other Credit Parties

By:	/s/ Jane Freeberg Sarma
Name: Jane Freeberg Sarma
Title: Attorney-in-fact

Schedule 1

Facility	Principal Amount	Date
Royal Bank of Scotland plc Term Loan Facility dated as of March 29, 2007 (as amended from time to time thereafter)	$417,500	December 1, 2010
	$417,500	December 9, 2010
	$417,500	December 23, 2010

Credit Suisse AG Loan Agreement dated as of December 7, 2007 (as amended)	$437,000	November 19, 2010
	$437,000	December 13, 2010

Joh. Berenberg, Gossler & Co. KG Loan Agreement dated as of June 19, 2008 (as amended)	$812,500	December 22, 2010

Commerzbank AG dated as of May 28, 2008 (as amended)	$1,000,000	December 2, 2010